EXHIBIT 10.45
April 30, 2008
Mr. Michael Green
12543 Grevillea Pl.
San Diego, CA 92130
               Re: Offer of Employment
Dear Michael:
It is a pleasure to offer you a regular, full-time exempt position as Chief Financial Officer with Artes Medical (sometime referred to herein as the “Company”) effective Wednesday, May 7, 2008 which is subject to approval by the Board of Directors of the Company and expected to be received no later than May 6, 2008. When you report to work for the first time, you will be given a copy of the Company’s Employee Handbook to read and sign, and the duties and obligations of the parties will be contained in that agreement. That document will control in the event of any obligations, rights or duties which are not set forth here to the contrary.
Your duties and responsibilities have been explained in prior discussions and consist of those duties and responsibilities customarily performed by a Chief Financial Officer. You will report to Diane Goostree, President and CEO. Your initial rate of compensation will be $11,538.46 payable bi-weekly, which when annualized equals $300,000 and is subject to all customary employee taxes and withholdings.
You also will be eligible to receive an annual performance bonus with the Company’s Annual Bonus Incentive Plan with a target of 50% of your annual salary. Bonus is based on both Company and individual performance; hence, actual payments can be more or less than the targeted amount. Bonus payments are subject to all required payroll withholdings and will be pro-rated for the number of months employed in any bonus plan year, subject to any required management or Board approval. You will be provided a copy of the Annual Bonus Incentive Plan.
As an employee you will be eligible for participation in the current Artes Medical employee benefits:
•	Medical Insurance

•	Dental Insurance

•	Vision Insurance

•	Life and Accidental Death and Dismemberment Insurance

•	Short Term Disability Insurance

•	Long Term Disability Insurance

•	Employee Assistance Program

•	Business Travel Accident Insurance

•	Flexible Spending Accounts

•	401(k) Savings Plan covering employee contributions
Current benefit coverage will be effective the first of the month following your date of hire.

You will be eligible to participate in the Company’s 2006 Equity Incentive Plan (the “Plan”). Based on your position, you will be entitled to receive an initial incentive stock option award to purchase 165,000 shares of Artes Medical common stock, subject to approval by the Board of Directors. Exercise, vesting terms and conditions are determined by the Board of Directors (the “Board”). Pricing of options will be determined by the price of the stock at the close of market on the day your options are approved by the Board.
As an employee you will be required to execute and abide by the terms and conditions set forth in the Company’s Proprietary Information and Inventions Agreement which you will be asked to sign on your first day of employment, which is attached as Exhibit A.
The employment relationship between Artes Medical and its employees may be terminated by the employee or Artes Medical at any time, with or without cause or advance notice. This offer is not intended to create any contractual obligations that in any way conflict with the Company’s policy of at-will employment. The at-will nature of your employment described by this offer letter shall constitute the entire agreement between you and Artes Medical concerning the nature and duration of your employment. Any contrary representations or agreements which may have been made to you are superseded by this offer. Although your job duties, title, compensation and benefits may change over time, the at-will term of your employment with Artes Medical can only be changed in writing signed by you and the President & Chief Executive Officer of the Company.
As an employee of Artes Medical, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with, and to comply with, Artes Medical’s policy prohibiting harassment and discrimination and the policy concerning substance abuse. Violations of these policies may lead to immediate termination of employment.
This offer of at-will employment is contingent upon successful completion of appropriate proof of eligibility to work in the United States (please bring confirming information with you on your first day of work) and successful verification of employment and education. In accordance with company policy, a background check will be performed to confirm your education degrees, prior employment, motor vehicle record and any possible criminal convictions. We reserve the right, in our sole discretion, to rescind this offer based upon the results of the background check.
We sincerely hope that you will accept this position and look forward to having you join Artes Medical. If you wish to accept this offer, please sign below and return the fully executed letter to us within five (5) business days or this offer expires on May 5, 2008. Please sign below and return the fully executed letter to us with. You should keep one copy of this letter for your own records.
Should you need any additional information or assistance, please do not hesitate to call.
Sincerely,
/s/ Diane Goostree
Diane Goostree
President & Chief Executive Officer
cc: Human Resources
enc: Confidentiality Agreement

ACCEPTANCE OF EMPLOYMENT OFFER
I have read, understand and accept the foregoing terms and conditions of employment.
In consideration for the offer of employment with Artes Medical that is contained in this offer letter and accepted by me, I acknowledge that the Confidential Information of Artes Medical is a special, valuable and unique asset of the Company. I agree at all times during my employment with Artes Medical, and at all times after termination of such employment, not to disclose for any purpose and to keep in strict confidence and trust all of such Confidential Information. I agree during and after the period of my employment with Artes Medical not to use, directly or indirectly, any Confidential Information other than in the course of performing duties as an employee of Artes Medical nor will I directly or indirectly disclose any Confidential Information or anything relating to it to any person or entity except, with the Company’s consent, as may be necessary for the performance of my duties as an employee of Artes Medical. I will also execute and abide by the terms of Artes Medical’s Proprietary Information and Inventions Agreement.
As further consideration for the offer of employment with Artes Medical that is contained in this offer letter and accepted by me, I agree that during the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of Artes Medical to leave the Company for any reason. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

Date: 05/03/08	/s/ Michael Green
Michael Green

Exhibit A
ARTES MEDICAL, INC.
PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT
April 30, 2008
The following confirms and constitutes an agreement (this “Agreement”) between Artes Medical, Inc., a Delaware corporation (the “Company”) and me. In consideration of my employment or consulting relationship with the Company (the “Service Relationship”), I hereby agree as follows:
1. I understand that the Company possesses and will possess Proprietary Information (as defined herein) which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. “Proprietary Information” includes, but is not limited to, information about manuals, procedures, client lists (including the identity of the clients on such lists and any contact and other information compiled by the Company related to such clients), utilization data, lead lists, trade secrets, source code, object code, computer programs, designs, technology, ideas, know-how, processes, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person. I understand that the Service Relationship creates a relationship of confidence and trust between the Company and me with respect to Proprietary Information.
2. I understand that the Company possesses or will possess “Company Materials” which are important to its business. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. “Company Materials” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, client lists (including the identity of the clients on such lists and any contact and other information compiled by the Company related to such clients), lead lists, manuals, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, products and the like.
3. In consideration of the Service Relationship, I hereby agree as follows:
(a) All Proprietary Information and all title, patents, patent rights, copyrights, trade secret rights, and other intellectual property and rights anywhere in the world (collectively “Rights”) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any Rights I may have or acquire in such Proprietary Information, including Rights to Proprietary Information created or produced by me, or assigned to me by a third party under a valid assignment, on behalf of the Company and for the Company’s benefit prior to commencement of the Service Relationship, whether or not other consideration has been paid for such Rights. At all times, both during the Service Relationship and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company, except as required in connection with the performance of my duties for the Company. Disclosure restrictions of this Agreement shall not apply to any information (i) that is generally known to the public through no fault of mine or (ii) that I am required to disclose by law or court order; provided, however, that I use diligent efforts to limit disclosure and provide the Company with advanced notice of such law or court order requiring notice. I understand that nothing contained herein will prohibit an employee from disclosing to anyone the amount of his or her wages.
(b) All Company Materials shall be the sole property of the Company. I agree that during my Service Relationship, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as required in connection with the performance of my duties for the Company. I further agree that, immediately upon the termination of the Service Relationship by me or by the Company, for any reason (or during the Service Relationship, if so requested by the Company), I will return, at the Company’s expense, all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.
(c) I will promptly disclose in writing to an officer of the Company or any person or persons designated by the Company’s Board of Directors, all “Inventions” (which term includes improvements, inventions, works of authorship, trade secrets, technology, clinical protocols, procedures, computer programs, formulas, compositions, ideas, designs, processes, techniques, know-how and data, whether or not patentable) made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of the Service Relationship which (i) are made wholly or partially with Proprietary Information of the Company; or (ii) which are developed partially, or wholly in the course of providing services pursuant to the Service Relationship; or (iii) relate at the time of conception or reduction to practice to the Company’s business which involve the use of the Company’s Proprietary Information.
(d) I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during the Service Relationship, which (i) are made wholly or partially with Proprietary Information of the Company; or (ii) which are developed partially, or wholly in the course of providing services pursuant to the Service Relationship; or (iii) relate at the time of conception or reduction to practice to the Company’s business which involve the use of the Company’s Proprietary Information, shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached and I hereby assign such Inventions and all Rights therein to the Company. The Company shall be the sole owner of all Rights in connection therewith. No assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by Labor Code Section 2870.
(e) I agree to perform, during and after the Service Relationship, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing the Company’s Rights and/or my assignment with respect to any Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me.
(f) Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent. I will confirm any such waivers and consents from time to time as requested by the Company.
(g) To avoid any confusion, I may, at my option, attach hereto a list of existing Inventions to which I claim ownership as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement.
(h) I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to the Service Relationship. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with the Service Relationship.
4. I agree that this Agreement is not an employment contract and that I have the right to resign and the Company has the right to terminate the Service Relationship at any time, for any reason, with or without cause, subject to the terms and conditions set forth otherwise in the agreement that creates the Service Relationship.
5. I recognize that, in the course of the Service Relationship I will have access to confidential information regarding the identity of Company clients as well as other client-specific information, including information regarding contracts with the Company. I therefore agree that during the Service Relationship and for a period of two (2) years following the cessation of the Service Relationship, I will not, without the express written permission of the Company, in my individual capacity or as agent for or representative of another person or entity, directly or indirectly solicit, encourage, induce or attempt to (i) induce any person who is a customer with a contractual relationship with the Company to cease doing business with the Company or (ii) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company or its affiliates while the employee was employed by the Company. I agree that a violation of the foregoing non-solicitation obligations will constitute a material breach of this Agreement.
6. I agree that this Agreement does not purport to set forth all of the terms and conditions of the Service Relationship, and that as an employee of and/or consultant to the Company I have obligations to the Company which are not set forth in this Agreement.
7. I agree that my obligations under paragraphs 3(a) through 3(e) and paragraph 3(g) of this Agreement shall continue in effect after termination of the Service Relationship, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.
8. I agree that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.
9. I acknowledge that any disclosure or unauthorized use of Proprietary Information will constitute a material breach of this Agreement and cause substantial harm to the Company for which damages would not be a fully adequate remedy, and, therefore, in the event of any such breach, in addition to other available remedies, the Company shall have the right to seek injunctive relief to enforce the terms of this Agreement.
10. Any disagreement between the parties relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in San Diego County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.
11. This Agreement shall be effective as of the date I execute this Agreement and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

12. This Agreement can only be modified by a subsequent written agreement executed by a duly authorized officer of the Company and me.

Dated: 5/3/ , 2008	/s/ Michael Green
(Signature)

Michael Green
(Print or Type Name)

ACCEPTED AND AGREED TO:
ARTES MEDICAL, INC.

By:	/s/ Diane Goostree
Diane Goostree

Its: President & CEO

ATTACHMENT A
Artes Medical, Inc.
5870 Pacific Center Blvd.
San Diego, CA 92121
Ladies and Gentlemen:
      1. The following is a list of Inventions relevant to the subject matter of the services I will be providing Artes Medical, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to the Service Relationship that I desire to clarify are not subject to the Company’s Proprietary Information and Inventions Agreement.

None	No Inventions

None	See below:

None	Additional sheets attached

      2. I propose to bring to the Service Relationship the following materials and documents of a former employer:

None	No materials or documents

None	See below:

Date: 5/3/08	/s/ Michael Green
(Signature)

Michael Green
(Print or Type Name)

ATTACHMENT B
Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
                    (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
                    (2) Result from any work performed by the employee for his employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.